UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2023

Navitas Semiconductor Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-39755	85-2560226
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

3520 Challenger Street,	Torrance,	California	90503-1640
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (844) 654-2642

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	NVTS	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

On December 27, 2023, upon the recommendation of its compensation committee, the board of directors of Navitas Semiconductor Corporation (the “Company”) adopted and approved the Navitas Semiconductor Executive Severance Plan (the “Severance Plan”), effective December 27, 2023, for employees of the Company at the level of senior vice president or above, including the Company’s executive officers.

The Severance Plan provides for the payment of severance and other benefits to eligible employees in the event of a termination of their employment by the Company without cause or by the employee for good reason, as those terms are defined in the Severance Plan (each, a “Qualifying Termination”). In the event of a Qualifying Termination and subject to the employee’s execution of a general release of liability in favor of the Company, the Severance Plan provides the following payments and benefits to the executive officers:
•continued payment of base salary following termination for one year in the case of the chief executive officer or six months the case of other covered executives;
•upon attainment of the performance criteria with respect to the annual incentive bonus for the year in which the termination occurs, a pro-rated bonus based on the portion of the year in which the executive was employed before termination, payable over the same period as continued salary payments or thereafter, as applicable; and
•payment of health insurance premiums and continued (COBRA) coverage under the Company’s health insurance plans for one year following termination in the case of the chief executive officer or six months in the case of other covered executives.

In the event of a Qualifying Termination during the three-month period before or the 12-month period following a change in control, as defined in the Severance Plan, and subject to the applicable employee’s execution of a general release of liability in favor of the Company, the Severance Plan provides the following payments and benefits to the executive officers:
•a lump-sum payment equal to the executive officer’s base salary for two years in the case of the chief executive officer or 18 months in the case of other covered executives;
•a lump-sum payment equal to two times the executive officer’s target annual bonus opportunity in the case of the chief executive officer, or 1.5 times the target annual bonus opportunity in the case of other executives;
•pro-rated payment of the executive’s annual incentive bonus for the year in which the termination occurs, based on target performance and the portion of the year in which the executive was employed before termination;
•acceleration of vesting of time-based equity awards under the Company’s equity incentive plan and, upon achievement of applicable performance goals, acceleration of vesting of performance-based equity awards (other than long-term incentive program option awards) based on actual performance; and
•payment of health care insurance premiums and continued (COBRA) coverage under the Company’s health insurance plans for two years following termination in the case of the chief executive officer or one year in the case of other covered executives.

The Severance Plan does not provide for a gross-up payment to any of the executive officers, or any other eligible employee, to offset any excise taxes that may be imposed on excess parachute payments under Section 4999 (the “Excise Tax”) of the Internal Revenue Code of 1986, as amended. Instead, the Severance Plan provides that in the event that the payments described above would, if paid, be subject to the Excise Tax, then the payments will be reduced to the minimum extent necessary so that no portion of the payments is subject to the Excise Tax, except that, if the net amount of the payments without such reduction (after giving effect to the Excise Tax and income tax consequences) would be greater than 105% of the reduced amount (after giving effect to income tax consequences), then the net amount without such reduction would be paid.

To the extent any covered executive is entitled to more favorable severance benefits under an employment agreement with the Company, similar benefits would not be payable under the Severance Plan, and any benefits payable under the Severance Plan will be in lieu of and not in addition to severance benefits under any such agreement.

The above description is a summary of the terms of the Severance Plan and is subject to, and qualified in its entirety by, the terms of the Severance Plan, a copy of which is included in this report as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
10.1	Navitas Semiconductor Executive Severance Plan
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVITAS SEMICONDUCTOR CORPORATION
Dated: January 3, 2024
	By:	/s/ Gene Sheridan
Gene Sheridan
President and Chief Executive Officer